EXHIBIT 99

NEWS RELEASE

FOR IMMEDIATE RELEASE                 Contact: Mark F. Bradley
---------------------                          Chief Operating Officer
December 17, 2003                              (740) 373-3155


                         PEOPLES BANCORP INC. AUTHORIZES
                           REPURCHASE OF COMMON STOCK
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                 2003 earnings to be released January 20, 2004;
                    Conference call scheduled for January 21

         MARIETTA, Ohio - At its December meeting, (or approximately 4%) of Peoples' outstanding common shares from time to time in open market or privately negotiated transactions. The repurchases will be used for projected stock option exercises granted under Peoples' stock option plans, projected purchases of common shares for Peoples' deferred compensation plans, and other general corporate purposes.
         The timing of the purchases and the actual number of common shares purchased will depend on market conditions and limitations imposed by applicable federal securities laws. The stock repurchase plan expires December 31, 2004, and will not exceed an aggregate purchase price of $13 million.
         Also at the December meeting, Peoples' Board of Directors adopted a formal code of ethics applicable to all Peoples' directors, officers, and associates. Peoples' code of ethics was adopted by the Board of Directors to demonstrate to the public and Peoples' shareholders the importance that the Board and management place on ethical conduct, and to continue to set forth Peoples' expectations for the conduct of ethical business practices. Peoples' code of ethics will be filed with the Securities and Exchange Commission and will also be available to the public at www.peoplesbancorp.com.
         In other news, Peoples also announced it will release 2003 earnings after market hours on January 20, 2004. Peoples' executive management will hold a conference call/webcast to discuss 2003 earnings on January 21, 2004, at 4:00 pm eastern time. The conference call/webcast will be accessible via peoplesbancorp.com under the "Investor Relations" section. The phone number for call-in listeners will be published in Peoples' 2003 earnings statement to be released on January 20, 2004.
         Peoples Bancorp Inc., a diversified financial products and services company with $1.8 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through Peoples Bank's 49 sales offices and 32 ATMs in Ohio, West Virginia, and Kentucky. Peoples' common shares are traded on the NASDAQ national market under the symbol "PEBO." Peoples Bancorp is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples at www.peoplesbancorp.com.

                                 END OF RELEASE